Exhibit 10.12

BUZZFEED INC.

OPTION SUBSTITUTION AGREEMENT

Dear [Field: Full Name]:

As you know, on December 3, 2021 (the “Closing Date”), Buzzfeed, Inc. (“Buzzfeed”) completed a merger with a subsidiary of 890 5th Avenue Partners, Inc. (“890”), with Buzzfeed surviving the merger as a wholly-owned subsidiary of 890 (the “Business Combination”) pursuant to Agreement and Plan of Merger dated June 24, 2021 by and among 890, Buzzfeed and certain other parties thereto (the “Merger Agreement”). In connection with the closing of the Business Combination, 890 changed its name to Buzzfeed, Inc. (“New Buzzfeed”)

On the Closing Date, you held one or more outstanding options to purchase shares of Buzzfeed Class A common stock (“Buzzfeed Options”) that were previously granted to you under the Buzzfeed, Inc. 2015 Equity Incentive Plan or the Buzzfeed, Inc. 2008 Stock Plan (collectively, the “Prior Plans”). Pursuant to the Merger Agreement, on the Closing Date, your Buzzfeed Options were substituted by New Buzzfeed and converted into an option to purchase shares of New BuzzFeed Class A common stock granted in accordance with the 2021 Plan (as defined herein) (each, a “New BuzzFeed Option”) except that (a) such New BuzzFeed Option will provide the right to purchase that whole number of shares of New BuzzFeed Class A common stock (rounded down to the whole share) equal to the number of shares of BuzzFeed common stock subject to such BuzzFeed Option as of immediately prior to the Closing Date, multiplied by 0.306, the option exchange ratio applicable to such BuzzFeed Option as determined in accordance with the Merger Agreement, and (b) the exercise price per share for each such New BuzzFeed Option shall be equal to the exercise price per share of such BuzzFeed Option in effect immediately prior to the Effective Time, divided by the option exchange ratio applicable to such BuzzFeed Option (the exercise price per share, as so determined on an aggregate basis, being rounded to the nearest full cent).

The New BuzzFeed Options will vest on the same schedule as the vesting schedule set forth in the respective BuzzFeed Options and the expiration date of your New Buzzfeed Options will remain the same as the expiration date of your Buzzfeed Options. Continuous employment with or services provided to BuzzFeed or any of its subsidiaries will be credited to the option holder for purposes of determining the vesting of your New BuzzFeed Option after the Closing Date. Aside from the vesting schedule described above, the New BuzzFeed Option will be subject to all of the terms and conditions of the 2021 Plan (including exercisability and termination related provisions) and the form of stock option grant agreement under the 2021 Plan (the “2021 Option Agreement”) for the New BuzzFeed Options (rather than the terms and conditions of the applicable Prior Plans and applicable stock option grant agreements under which the BuzzFeed Options were originally granted). A copy of the 2021 Plan and the 2021 Option Agreement applicable to your New Buzzfeed Option are attached hereto.

The table below summarizes your Buzzfeed Options(s) and New Buzzfeed Option(s) immediately before and after the Business Combination:

Grant Details

Employee ID
Grant Date
Type of Award	Option
Stock Plan Name	2021 Equity Incentive Plan
Grant Number
Buzzfeed Options
New Buzzfeed Options
Vesting Commencement Date

The post-Closing adjustments are based on the Option exchange ratio of 0.306, as determined in accordance with the terms of the Merger Agreement, and are intended to preserve immediately after the Business Combination the aggregate fair market value of the spread applicable to your Buzzfeed Options immediately prior to the Business Combination.

Nothing in this Option Substitution Agreement (this “Agreement”) or the applicable Option Agreement(s) interferes in any way with your right and the right of New Buzzfeed or its parent, subsidiary or affiliate, which rights are expressly reserved, to terminate your employment at any time for any reason, subject to applicable law.

Please accept this Agreement to confirm your acknowledgement of the new terms and conditions applicable to your New Buzzfeed Option(s).

If you have any questions regarding this Agreement or your New Buzzfeed Options(s), please contact [stock administration contact].

BUZZFEED, INC.

By:

ACKNOWLEDGMENT

[Field: Full Name] acknowledges that clicking on the I Agree button constitutes acceptance and agreement to be bound by the terms of this Agreement, as well as understanding and agreement that all rights and liabilities with respect to the New Buzzfeed Options(s) listed on the table above are hereby substituted by New Buzzfeed and are as set forth in the 2021 Option Agreement(s) for such New Buzzfeed Options (s), the 2021 Plan and this Option Substitution Agreement.

ATTACHMENTS

2021 Equity Incentive Plan

2021 Option Agreement